EXHIBIT 99.1

Lifeway Foods Announces Full Year and Fourth Quarter 2014 Financial Results

Full Year 2014 Net Sales Increase 22% to $119.0 Million

Fourth Quarter Net Sales Increase 15% to $30.2 Million

Morton Grove, IL — March 16, 2015 — Lifeway Foods, Inc., (Nasdaq: LWAY), a leading supplier of cultured dairy products known as kefir and organic kefir, today announced results for the full year and fourth quarter ended December 31, 2014.

“We are pleased to report another year of strong financial results,” said Julie Smolyansky, CEO of Lifeway Foods, Inc. “Fiscal 2014 was an exciting year for Lifeway, in which we achieved many important milestones including the launch of our first ever national television commercial. We are extremely pleased with the positive response we have seen thus far and believe our increased brand awareness will lead to continued success for Lifeway. We are committed to our key growth strategies are confident about our future growth opportunities.”

2014 Year End Results
Total consolidated gross sales increased 20% or $21.3 million to approximately $130.2 million during the twelve-month period ended December 31, 2014 from $109.0 million during the same twelve-month period in 2013.  This increase is primarily attributable to increased sales and awareness of the Company’s flagship line, Kefir, as well as ProBugs® Organic Kefir for kids and BioKefir™.

Total consolidated net sales increased 22% or $21.4 million to $119.0 million during the twelve-month period ended December 31, 2014 from $97.5 million during the same twelve- month period in 2013.

Cost of goods sold as a percentage of net sales, excluding depreciation expense, were approximately 74% during the twelve- month period ended December 31, 2014, compared to approximately 71% during the same period in 2013. Gross profit for 2014 increased 8% to $28.9 million, compared to $26.7 million in 2013. The Company's gross profit margin was 24% compared to 27% in 2013.

Total operating income decreased $3.6 million, or approximately 45%, to $4.4 million during the twelve-month period ended December 31, 2014, from $8.0 million during the same period in 2013. The gross profit margin decline was primarily attributable to the cost of conventional and organic milk, our largest raw material.  The total cost of milk was approximately 30% higher in 2014 versus 2013.

Total net income was $2.8 million, or $0.17 per diluted share, for the twelve-month period ended December 31, 2014 compared to $5.0 million, or $0.31 per diluted share, in the same period in 2013.

Fourth Quarter Results
Fourth quarter of 2014 gross sales increased 14% to $32.9 million compared to $28.9 million for the fourth quarter of 2013.  This increase is primarily attributable to increased sales and awareness of the Company’s flagship line, Kefir, as well as ProBugs® Organic Kefir for kids and BioKefir™.

Fourth quarter 2014 total consolidated net sales increased 15% to $30.2 million from $26.3 million in the fourth quarter of 2013. Net sales are recorded as gross sales less promotional activities such as slotting fees paid, couponing, spoilage and promotional allowances as well as early payment terms given to customers.

Total net income was $0.1 million, or $0.00 per diluted share, for the three-month period ended December 31, 2014 compared to a loss of $0.5 million, or $0.02 per diluted share, in the same period in 2013. Net loss for the period ended December 31, 2013 included a $0.3 million pre-tax loss on disposition of assets due to the closing of a Starfruit store location which was viewed as a one-time, non-cash expense.

Balance Sheet/Cash Flow Highlights
The Company had cash and cash equivalents of approximately $3.3 million as of December 31, 2014 compared to cash and cash equivalents of $3.3 million as of December 31, 2013.

Working capital increased to $16.5 million from $15.9, or an increase of $0.7 million when compared to the period last year. Total stockholder’s equity increased $2.6 million to $45.6 million as of December 31, 2014, primarily due the increase in retained earnings of approximately $2.8 million when compared to December 31, 2013.

Conference Call
The Company will host a conference call to discuss these results with additional comments and details on Monday, March 16, 2015 at 4:30 p.m. ET. The call will be broadcast live over the Internet hosted at the Investor Relations section of Lifeway Foods’ website at www.lifeway.net, and will be archived online through March 30, 2015. In addition, listeners may dial 877-407-3982 in North America, and international listeners may dial 201-493-6780. Participants from the Company will be Julie Smolyansky, President and Chief Executive Officer, and Edward Smolyansky, Chief Financial Officer and Chief Operating Officer.

About Lifeway Foods
Lifeway Foods (LWAY), recently named one of Forbes Best Small Companies, is America’s leading supplier of the probiotic fermented beverage known as kefir. In addition to its line of drinkable kefir, the company also produces frozen kefir, specialty cheeses and a ProBugs line for kids. Lifeway’s tart and tangy cultured dairy products are now sold across the United States, Canada, Latin America and the United Kingdom. Learn how Lifeway is good for more than just you at www.lifewaykefir.com.

Find Lifeway Foods, Inc. on Facebook: www.facebook.com/lifewaykefir
Follow Lifeway Foods on Twitter: http://twitter.com/lifeway_kefir
YouTube: http://www.youtube.com/user/lifewaykefir

Forward Looking Statements
This news release contains forward-looking statements. Investors are cautioned that actual results may differ materially from such forward-looking statements. Forward-looking statements involve risks and uncertainties including, but not limited to, competitive pressures and other important factors detailed in the Company's reports filed with the Securities and Exchange Commission.

Contact:

Lifeway Foods, Inc.
Phone: 877.281.3874
Email: info@Lifeway.net
Investor Relations:

ICR

Katie Turner
John Mills 646.277.1228

LIFEWAY FOODS, INC. AND SUBSIDIARIES
Consolidated Statements of Financial Condition
December 31, 2014 (Unaudited) and December 31, 2013

	December 31,
	2014	2013
ASSETS

Current assets
Cash and cash equivalents	$3,260,244	$3,306,608
Investments	2,779,140	2,516,380
Certificates of deposits in financial institutions	149,965	15,373
Inventories	5,814,219	6,899,008
Accounts receivable, net of allowance for doubtful accounts and discounts of $1,050,000 in 2014 and 2013	10,213,541	10,444,839
Prepaid expenses and other current assets	96,825	128,323
Other receivables	31,204	103,272
Deferred income taxes	408,340	322,071
Refundable income taxes	1,826,664	1,014,947
Total current assets	24,580,142	24,750,821

Property and equipment, net	21,860,273	20,824,448

Intangible assets
Goodwill	14,068,091	14,068,091
Other intangible assets, net of accumulated amortization of $5,184,036 and $4,468,359 in 2014 and 2013, respectively	3,059,764	3,750,441
Total intangible assets	17,127,855	17,818,532

Other Assets
Long-term accounts receivable, net of current portion	251,683	280,000
Total assets	$63,819,953	$63,673,801

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Current maturities of notes payable	$872,285	$875,002
Accounts payable	5,586,755	6,723,179
Accrued expenses	1,577,785	1,284,060
Total current liabilities	8,036,825	8,882,241

Notes payable	8,124,515	8,999,012

Deferred income taxes	2,075,095	2,843,426
Total liabilities	18,236,435	20,724,679

Stockholders' equity
Common stock, no par value; 40,000,000 shares authorized; 17,273,776 shares issued;16,346,017 shares outstanding at 2014 and 2013	6,509,267	6,509,267
Paid-in-capital	2,032,516	2,032,516
Treasury stock, at cost	(8,187,682)	(8,187,682)
Retained earnings	45,427,424	42,587,214
Accumulated other comprehensive income (loss), net of taxes	(198,007)	7,807
Total stockholders' equity	45,583,518	42,949,122

Total liabilities and stockholders' equity	$63,819,953	$63,673,801

LIFEWAY FOODS, INC. AND SUBSIDIARIES
Consolidated Statements of Income and Comprehensive Income
December 31, 2014 (Unaudited), December 31, 2013, and December 31, 2012

	Years Ended
	December 31,
	2014		2013		2012
Sales	$130,215,716		$108,966,094		$89,754,007
Less: discounts and allowances	(11,256,103)		(11,441,952)		(8,402,742)
Net sales	118,959,613	118,959,613	97,524,142	97,524,142	81,351,265	81,351,265

Cost of goods sold		87,560,837		69,186,473		53,098,191
Depreciation expense		2,535,937		1,626,575		1,629,594

Total cost of goods sold		90,096,774		70,813,048		54,727,785

Gross profit		28,862,839		26,711,094		26,623,480

Selling expenses		14,557,184		11,296,381		10,703,980
General and administrative		9,167,370		6,670,598		6,319,972
Amortization expense		715,677		712,803		754,817

Total operating expenses		24,440,231		18,679,782		17,778,769

Income from operations		4,422,608		8,031,312		8,844,711

Other income (expense):
Interest and dividend income		122,018		116,380		85,383
Rental income		4,300		11,727		12,285
Interest expense		(266,095)		(203,365)		(177,622)
Gain on sale of investments, net reclassified from OCI		98,953		195,500		71,286
Gain on sale of equipment		6,592		(304,958)
Other Income (Expense)		8,192		10,577		(11,169)
Total other income (expense)		(26,040)		(174,139)		(19,837)

Income before provision for
income taxes		4,396,568		7,857,173		8,824,874

Provision for income taxes		1,556,358		2,866,875		3,205,076

Net income		$2,840,210		$4,990,298		$5,619,798

Basic and diluted earnings
per common share		0.17		0.31		0.34

Weighted average number of
shares outstanding		16,346,017		16,346,017		16,373,224

COMPREHENSIVE INCOME

Net income		$2,840,210		$4,990,298		$5,619,798

Other comprehensive income (loss), net of tax:
Unrealized gains (losses) on investments (net of tax), $93,540, $49,793 and $79,159 for 2014, 2013 and 2012, respectively		(145,571)		64,674		102,816
Less reclassification adjustment for (gains) losses included in net income (net of taxes), $38,711, $85,042 and $31,009 for 2014, 2013 and 2012, respectively		(60,243)		(110,458)		(40,277)

Comprehensive income		$2,634,396		$4,944,514		$5,682,337

LIFEWAY FOODS, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
December 31, 2014 (Unaudited), December 31, 2013, and December 31, 2012

	December 31,
	2014	2013	2012

Cash flows from operating activities:
Net income	$2,840,210	$4,990,298	$5,619,798
Adjustments to reconcile net income to net
cash flows from operating activities:
Depreciation and amortization	3,251,614	2,339,378	2,384,411
Gain on sale of investments, net	(98,953)	(195,500)	(71,286)
Deferred income taxes	(719,778)	(238,804)	(434,896)
Bad debt expense	204,700	32,604	435,344
(Gain) Loss on sale of equipment	(6,592)	304,958	11,169
(Increase) decrease in operating assets:
Accounts receivable	54,915	(1,741,759)	(1,213,253)
Other receivables	72,068	(94,447)	215,379
Inventories	1,084,789	(959,822)	(984,711)
Refundable income taxes	(811,717)	(930,119)	(43,512)
Prepaid expenses and other current assets	31,498	(6,185)	(17,508)
Increase (decrease) in operating liabilities:
Accounts payable	(1,136,424)	2,466,454	(129,514)
Accrued expenses	293,725	128,383	601,952
Income taxes payable	—	(254,311)	254,311
Net cash provided by operating activities	5,060,055	5,841,128	6,627,684

Cash flows from investing activities:
Purchases of investments	(3,280,157)	(3,518,781)	(1,452,672)
Proceeds from sale of investments	2,773,570	3,001,016	1,475,730
Redemption of certificates of deposits	15,000	423,997	—
Investments in certificates of deposit	(149,965)	—	(150,255)
Purchases of property and equipment	(3,652,246)	(8,479,886)	(1,428,717)
Proceeds from sale of equipment	64,593	710,681	—
Net cash used in investing activities	(4,229,205)	(7,862,973)	(1,555,914)

Cash flows from financing activities:
Checks written in excess of bank balance	—	—	(592,040)
Purchase of treasury stock	—	—	(580,708)
Dividends paid	—	(1,307,861)	(1,146,317)
Net proceeds from debt issuance	—	4,975,000	250,000
Repayment of notes payable	(877,214)	(624,912)	(1,831,626)
Net cash provided by (used in) financing activities	(877,214)	3,042,227	(3,900,691)

Net (decrease) increase in cash and cash equivalents	(46,364)	1,020,382	1,171,079

Cash and cash equivalents at the beginning of the year	3,306,608	2,286,226	1,115,150

Cash and cash equivalents at the end of the year	$3,260,244	$3,306,608	$2,286,229